Exhibit 3.455

CERTIFICATE OF FORMATION

OF

CABLESERVICE CO LLC

This Certificate of Formation of Cableservice Co LLC (the “Company”), dated March 31, 2003, is being duly executed and filed by MOTH Holdings, Inc., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).

FIRST. The name of the limited liability company formed hereby is Cableservice Co LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:00 AM 03/31/2003 030210501 – 3642030

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

MOTH HOLDINGS, INC.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:30 AM 04/07/2003 030227438 - 3642030

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

CABLESERVICE CO LLC

1. The name of the limited liability company is:

Cableservice Co LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is Time Warner Cable Services LLC.

3. The Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 1st day of April, 2003.

/s/ David A. Christman
David A. Christman, Vice President of Time Warner Cable Inc., its Managing Member